Exhibit 99

For Immediate Release	Contact: Barbara Thompson
July 24, 2006	First Citizens Bank
(919) 716-2716

FIRST CITIZENS REPORTS EARNINGS FOR SECOND QUARTER 2006

RALEIGH, N.C. - First Citizens BancShares Inc. (Nasdaq: FCNCA) reports earnings for the quarter ending June 30, 2006, of $31.7 million compared to $30.1 million for the corresponding period of 2005, an increase of 5.4 percent, according to Lewis R. Holding, chairman of the board.

Per share income for the second quarter 2006 totaled $3.04 compared to $2.88 for the same period a year ago. First Citizens’ results generated an annualized return on average assets of 0.84 percent for the second quarter of 2006, compared to 0.89 percent for the same period of 2005. The annualized return on average equity was 10.46 percent during the current quarter, compared to 10.79 percent for the same period of 2005.

First Citizens’ earnings benefited from higher net interest income and lower provision for credit losses. Net interest income for the current quarter increased by $8.3 million or 7.5 percent compared to the same period of 2005. The improvement resulted from strong growth in interest-earning assets. Average loans and leases increased $600.0 million or 6.4 percent during the second quarter of 2006 when compared to the same period in 2005, while average investment securities increased $619.3 million or 26.4 percent over the same period of 2005. Driven by robust deposit growth, average interest-bearing liabilities increased $1.29 billion or 13.1 percent over 2005. The taxable-equivalent yield on interest-earning assets increased 77 basis points to 6.02 percent, while the rate on interest-bearing liabilities increased 99 basis points to 3.00 percent. As a result, the taxable-equivalent net yield on interest-earning assets decreased 9 basis points to 3.54 percent during the second quarter of 2006 as compared to the second quarter of 2005.

Noninterest income increased $1.0 million or 1.5 percent during the second quarter of 2006, when compared to the same period of 2005. During 2005, noninterest income included a $2.9 million gain on the securitization and sale of $256.2 million in home equity loans. Cardholder and merchant services income increased $4.2 million or 23.0 percent during the second quarter of 2006. Among other sources of noninterest income, brokerage commission income and fees from processing services both experienced growth during the second quarter of 2006, while deposit service charge income declined.

The provision for credit losses decreased $4.0 million or 57.5 percent from the second quarter of 2005 to the same period of 2006 primarily due to a reduction in the allowance for consumer loans resulting from updates to the allowance methodology. Net charge-offs equaled $3.0 million for the second quarter of 2006 compared to $4.9 million during the second quarter of 2005. The ratio of net charge-offs to average loans and leases equaled 0.21 percent for both periods.

Noninterest expense increased $11.3 million during the second quarter of 2006. This 9.1 percent increase resulted primarily from higher personnel expense and cardholder processing costs. Personnel expense increased $5.4 million or 8.2 percent during 2006 due to franchise expansion, higher incentive-based compensation and increased employer health costs. Cardholder and merchant processing costs increased $1.6 million or 19.4 percent during 2006 due to increased transaction volume.

For the six-month period ending June 30, 2006, net income was $60.4 million or $5.79 per share, compared to $55.1 million or $5.28 per share earned during the same period of 2005. Annualized net income as a percentage of average assets was 0.82 percent during both periods. The annualized return on average equity was 10.11 percent for the first six months of 2006, compared to 10.04 percent for the same period of 2005. The 9.6 percent increase in 2006 net income resulted from higher net interest income and noninterest income and lower provision for credit losses. These favorable variances were partially offset by increased noninterest expense.

Year-to-date net interest income increased $20.4 million or 9.4 percent during 2006 over the same period of 2005 caused by substantial growth in interest-earning assets. Interest-earning assets increased $1.23 billion or 10.2 percent during the first half of 2006. However, the combined impact of a flat yield curve and highly competitive loan and deposit pricing caused the taxable-equivalent net yield on interest-earning assets to decline 3 basis points to 3.59 percent during 2006 versus the comparable period of 2005.

Benefiting from the updated allowance assumptions for consumer loans, the provision for credit losses declined to $9.7 million for 2006, compared to $12.3 million for 2005.

Noninterest income increased $5.6 million or 4.3 percent during the first six months of 2006. This increase reflects improved cardholder and merchant services income and brokerage commission income. Cardholder and merchant services income increased $6.3 million or 18.5 percent from the first half of 2005 to the first half of 2006 due to continued transaction volume growth. Commission income generated by the broker dealer subsidiaries increased $2.6 million or 36.5 percent during 2006. These increases were partially offset by the absence of the 2005 securitization gain. Service charges on deposit accounts fell 5.0 percent during the first six months of 2006.

Noninterest expense increased $21.6 million or 8.8 percent during the first six months of 2006, primarily the result of higher personnel expenses as well as higher costs related to cardholder and merchant processing. Total personnel costs increased $11.6 million or 8.9 percent during 2006, while cardholder and merchant processing costs increased $3.2 million or 20.4 percent over the same period of 2005.

As of June 30, 2006, First Citizens had total assets of $15.52 billion. First Citizens Bank has 335 branches in North Carolina, Virginia, West Virginia, Tennessee and Maryland. IronStone Bank has 55 branches in Georgia, Florida, Texas, New Mexico, Arizona, California, Colorado, Oregon and Washington. For more information, visit the First Citizens Web site at firstcitizens.com.

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This news release may contain forward-looking statements. A discussion of factors that could cause First Citizens' actual results to differ materially from those expressed in such forward-looking statements is included in First Citizens' filings with the SEC.

CONDENSED STATEMENTS OF INCOME
	Three Months Ended June 30		Six Months Ended June 30
(thousands, except share data; unaudited)	2006	2005	2006	2005
Interest income	$202,499	$160,206	$392,500	$308,451
Interest expense	83,566	49,536	155,749	92,114
Net interest income	118,933	110,670	236,751	216,337
Provision for credit losses	2,973	6,994	9,710	12,320
Net interest income after provision for credit losses	115,960	103,676	227,041	204,017
Noninterest income	69,609	68,566	135,358	129,789
Noninterest expense	135,207	123,951	266,919	245,296
Income before income taxes	50,362	48,291	95,480	88,510
Income taxes	18,650	18,215	35,111	33,437
Net income	$31,712	$30,076	$60,369	$55,073
Taxable-equivalent net interest income	$119,351	$111,038	$237,577	$217,052
Net income per share	$3.04	$2.88	$5.79	$5.28
Cash dividends per share	0.275	0.275	0.55	0.55
Profitability Information (annualized)
Return on average assets	0.84%	0.89%	0.82%	0.82%
Return on average equity	10.46	10.79	10.11	10.04
Taxable-equivalent net yield on interest-earning assets	3.54	3.63	3.59	3.62

CONDENSED BALANCE SHEETS
	June 30	December 31	June 30
(thousands, except share data; unaudited)	2006	2005	2005
Cash and due from banks	$957,888	$777,928	$680,415
Investment securities	3,024,780	2,929,516	2,644,335
Loans and leases	10,029,045	9,642,994	9,300,984
Allowance for loan and lease losses	(130,532)	(128,847)	(126,247)
Other assets	1,645,311	1,417,801	1,523,579
Total assets	$15,526,492	$14,639,392	$14,023,066

Deposits	$12,717,219	$12,173,858	$11,758,089
Other liabilities	1,580,928	1,284,475	1,130,735
Shareholders' equity	1,228,345	1,181,059	1,134,242
Total liabilities and shareholders' equity	$15,526,492	$14,639,392	$14,023,066
Book value per share	$117.72	$113.19	$108.70
Tangible book value per share	107.00	102.35	97.75

SELECTED AVERAGE BALANCES
	Three Months Ended June 30		Six Months Ended June 30
(thousands, except shares outstanding; unaudited)	2006	2005	2006	2005
Total assets	$15,138,019	$13,618,161	$14,917,702	$13,464,834
Investment securities	2,964,308	2,345,056	2,930,696	2,209,440
Loans and leases	9,924,208	9,324,200	9,815,430	9,340,748
Interest-earning assets	13,522,235	12,255,663	13,326,859	12,093,277
Deposits	12,440,125	11,562,349	12,317,078	11,471,238
Interest-bearing liabilities	11,156,821	9,867,227	10,976,622	9,755,118
Shareholders' equity	$1,215,481	$1,118,122	$1,203,692	$1,106,682
Shares outstanding	10,434,453	10,434,453	10,434,453	10,434,453

ASSET QUALITY
	June 30	December 31	June 30
(thousands; unaudited)	2006	2005	2005
Nonaccrual loans and leases	$15,573	$18,969	$13,362
Other real estate	8,461	6,753	5,049
Total nonperforming assets	$24,034	$25,722	$18,411
Accruing loans and leases 90 days or more past due	$7,534	$9,180	$10,056
Net charge-offs (year-to-date)	8,359	26,586	8,397
Nonperforming assets to gross loans and leases plus foreclosed real estate	0.24%	0.27%	0.20%
Allowance for credit losses to total loans and leases	1.37	1.41	1.43
Net charge-offs to average loans and leases (annualized, year-to-date)	0.17	0.28	0.18

CAPITAL INFORMATION
	June 30	December 31	June 30
(dollars in thousands; unaudited)	2006	2005	2005
Tier 1 capital	$1,490,953	$1,320,152	$1,266,909
Total capital	1,764,260	1,588,141	1,528,175
Risk-weighted assets	10,994,518	10,510,254	10,178,563
Tier 1 capital ratio	13.56%	12.56%	12.45%
Total capital ratio	16.05	15.11	15.01
Leverage capital ratio	9.92	9.17	9.38

June 30, 2006 Capital Information includes the impact of $115 million in trust preferred securities issued in May 2006.